EXHIBIT 10.1

PURCHASE AGREEMENT

This Purchase Agreement (the “Agreement”) is made and entered into this 31st day of August, 2009 by and among Michael G. Williams and Julie T. Williams whose address is 308 Barn Side Lane, Eureka, Missouri 63025 (sometimes hereinafter referred to individually as “Mike” or “Julie” and collectively as “Sellers”) and Reliv International, Inc. a Delaware corporation, having its address at 136 Chesterfield Industrial Boulevard, Chesterfield, Missouri 63005 (hereinafter referred to as “Purchaser”).

WHEREAS, Sellers are distributors of Reliv, Inc., an Illinois corporation (“Reliv”), through an independent distributorship designated as I.D. No. 87861101 (“Distributorship”); the Distributorship includes a Distributor Agreement and associated rights and obligations as provided in such Distributor Agreement in the form attached hereto as Exhibit A;

WHEREAS, subject to and on the terms and conditions contained herein, Sellers desire to sell, and Purchaser desires to purchase from Sellers, all right title and interest in and to the Distributorship, including without limitation, an assignment to Purchaser of the Distributor Agreement and all rights of Sellers thereunder, including the right to receive commissions and other benefits and compensation as a distributor of Reliv; and

WHEREAS, Sellers are indebted to Purchaser under a Loan and Security Agreement dated April 20, 2007 (the “Loan and Security Agreement”) for a loan having an outstanding principal balance as of the date of this Agreement of Two Hundred Sixteen Thousand One Hundred Eighteen Dollars and Ninety Cents ($216,118.90) (“Seller Indebtedness”).

NOW, THEREFORE, in consideration of the premises and of the terms, covenants and conditions hereinafter contained, the parties hereto agree as follows:

1.            Agreement to Sell and Purchase.  Subject to and on the terms and conditions provided herein, Sellers agree to sell, transfer and assign to Purchaser all right, title and interest in, and Purchaser agrees to purchase and assume all obligations of, the Distributor Agreement and the Distributorship from and after the date of Closing; provided, however, that Purchaser shall not assume or become obligated with respect to any contract, commitment, obligation or liability of Sellers or either of them, whether or not under or related to the Distributor Agreement which shall have accrued, been made or entered into prior to the date of Closing.  Assignment and transfer of the Distributor Agreement and the Distributorship shall be made and effected by means of an instrument of assignment (in form of Exhibit B attached hereto and incorporated herein by reference) which shall be executed and delivered by Sellers to Purchaser at the Closing.  By means of such sale, assignment and transfer there shall be assigned and transferred to Purchaser all right, title and interest in and to the Distributor Agreement and to the Distributorship, free and clear of any and all liens, claims or encumbrances, including without limitation all rights as a distributor of Reliv under the Distributor Agreement and all rights to receive compensation as a distributor of Reliv, from and after the effective date of such assignment.

2.           Purchase Price and Payment.  The purchase price for the purchase of the Distributorship shall be Two Million Sixty Thousand ($2,060,000.00) Dollars (the “Purchase Price”).  Payment of the Purchase Price shall be made as follows:

a.           Five Hundred Thousand ($500,000.00) Dollars by wire transfer payable to Sellers (or as Sellers shall direct) at Closing;

b.           A credit, at Closing, in the amount of Two Hundred Sixteen Thousand One Hundred Eighteen Dollars and Ninety Cents ($216,118.90) against the balance of the Purchase Price in payment of the Seller Indebtedness (“Closing Credit”); and

c.           The remaining balance of One Million Three Hundred Forty-Three Thousand Eight Hundred Eighty-One Dollars and Ten Cents ($1,343,881.10) shall be paid by Purchasers, with interest at the rate of five percent (5%) per annum, in eighty-four (84) equal monthly installments of Eighteen Thousand Nine Hundred Ninety-Four Dollars and Twenty-Nine Cents ($18,994.29), payable on the last day of each month, commencing on September 30, 2009.

3.           Representations and Warranties of Sellers.  Sellers, jointly and severally, represent and warrant to Purchaser, as of the date of this Agreement and as of the date of Closing:

a.           The execution, delivery and performance of this Agreement have been duly authorized and this Agreement has been validly executed and delivered by the Sellers.  This Agreement and all of the documents and instruments delivered in connection with this Agreement constitute valid and binding obligations of the Sellers enforceable in accordance with their terms.

b.           The execution, delivery and performance of this Agreement by the Sellers and consummation by the Sellers of the transactions contemplated hereby, will not, with or without the giving of notice and the lapse of time, or both, (i) violate any provision of law, statute, rule, regulation or executive order to which they are subject, (ii) violate any judgment, order, writ or decree of any court applicable to them, or (iii) except as stated in Section 3.d. of this Agreement, result in the breach of or conflict with any term, covenant, condition or provision of, result in the modification or termination of, constitute a default under or result in the creation or imposition of any lien, security interest, charge or encumbrance upon the Distributorship pursuant to any corporate charter, by-laws, shareholders agreement, commitment, contract or other agreement or instrument to which the Sellers, or either of them, are a party or by which the Distributorship is or may be bound or affected or from which the Sellers derive benefit.

c.           Neither of the Sellers has sold, assigned, pledged, encumbered or transferred any right, title or interest in or related to the Distributorship, or made or entered into any contract, agreement or commitment to sell, assign, transfer, pledge or encumber any right, title or interest in or related to the Distributorship, and neither has agreed, authorized, suffered or permitted any lien, claim or encumbrance to be made, exist or continue with respect to the Distributorship, except the lien established in favor of Purchaser pursuant to the Loan and Security Agreement.

d.           Except with respect to the obligations of the Sellers, if any,  under that certain document entitled Development Agreement (“Development Agreement”)  between Mike Williams and NY1313, LLC, a Texas limited liability company (d/b/a Texas Big Apple),, neither of Sellers has made or entered into any contract, agreement or commitment under which the Distributorship or Purchaser, as purchaser of the Distributorship, may be obligated or bound or which may affect the Distributorship or Purchaser, as purchaser of the Distributorship.

e.           Sellers have good title to, and own outright, the Distributorship, free and clear of all mortgages, claims, liens, charges, encumbrances, security interests, restrictions on use or transfer or other defects as to title, except the lien established in favor of Seller pursuant to the Loan Agreement and except as set forth in Section 3.d. of this Agreement.

f.           Each of the Sellers acknowledges and agrees that:

(i)           The transactions provided for in this Agreement were proposed and sought by them.  None of Purchaser or any of its officers, employees, agents or representatives proposed, encouraged, suggested or sought to induce the Sellers to enter into or make this Agreement;

(ii)           None of Purchaser, or any of its officers, directors, employees, agents or representatives have made any statements, representations, promises, commitments, assurances, agreements concerning or relating in any way to the transactions herein, the Distributorship or Reliv, except as is expressly set forth in this Agreement or any exhibit hereto.

g.           Sellers have not engaged any broker, finder or advisor with regard to this Agreement or the sale of the Distributorship.

h.           Sellers acknowledge that they have had full opportunity to review and discuss this Agreement with an attorney of Sellers’ choosing.  Sellers further acknowledge that they have made their own independent determination of the value of the Distributorship.  Sellers further acknowledge that they are entering into this Agreement of their own free choice without inducement other than as recited in this Agreement.  Sellers have had full and adequate opportunity to inform themselves of all matters relating to this Agreement and the Distributorship.

i.           There is no action, suit, proceeding or claim by any Person pending, or to the best of Sellers’ knowledge threatened, against either of Sellers or their assets or goodwill, or against or affecting any transactions contemplated by this Agreement.

j.           Sellers are not in default in any material respect under, or in violation in any material respect of any of the terms of, any agreement, contract, instrument, lease or other commitment to which they, or either of them, is a party or by which they or any of their assets are bound, and Sellers are in compliance in all material respects with all applicable provisions of laws, rules, regulations, licenses, permits, approvals and orders of any foreign, Federal, State or local governmental authority.

k.           All representations and warranties contained in this Agreement shall survive the execution and delivery of this Agreement for a period of two (2) years.

4.           Representations and Warranties of Purchaser. Purchaser represents and warrants to Sellers, as of the date of this Agreement and as of the date of Closing:

a.           Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, has full power and authority to carry on its business as and where now conducted, and is duly qualified to transact business in the State of Missouri.

b.           Purchaser has full power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. This Agreement and the other agreements delivered by Purchaser pursuant hereto, have been duly authorized, executed and delivered by Purchaser and constitute the legal, valid and binding obligations of Purchaser enforceable against Purchaser in accordance with their respective terms.

c.           The execution, delivery and performance of this Agreement by Purchaser and the consummation by Purchaser of the transactions contemplated hereby (including without limitation the execution, delivery and performance of the agreements, instruments and other Closing documents delivered by Purchaser and Seller pursuant hereto) do not and will not conflict with or result in any violation of, or default under, any provision of the Articles of Incorporation or Bylaws of Purchaser, or any mortgage, indenture, lease, agreement or other instrument, permit, franchise, license, judgment, order, decree, statute, law, executive order, ordinance, restriction, rule or regulation applicable to Purchaser.

d.           No license, consent, approval, order, authorization, report, registration or declaration of or filing with any person or entity is required in connection with the execution and delivery of this Agreement by Purchaser or the consummation of any of the transactions contemplated hereby.

e.           Purchaser has not engaged any broker, finder or advisor with regard to this Agreement or the sale of the Distributorship.

f.           Purchaser acknowledges that it has had full opportunity to review and discuss this Agreement with an attorney of Purchaser’s choosing. Purchaser further acknowledges that it has made its own independent determination of the value of the Distributorship. Purchaser further acknowledges that it is entering into this Agreement of its own free choice without inducement other than as recited in this Agreement. Purchaser has had full and adequate opportunity to inform itself of all matters relating to this Agreement, the Distributorship, and the Development Agreement.

g.           Purchaser acknowledges that neither of the Sellers has made any statements, representations, promises, commitments, assurances, agreements concerning or relating in any way to the transactions herein or the Distributorship, except as is expressly set forth in this Agreement or any exhibit hereto.

h.           To the best of the knowledge and belief of the Officers and Directors of Purchaser, (i) neither of the Sellers is, as of the date of Closing, in breach of any of the representations and warranties of Sellers as set forth in Section 3 above, and (ii) no basis exists, as of the date of Closing, to withhold any payment due Sellers under this Agreement.

5.           Conditions to Closing.

a.           The obligations of Purchaser to perform its obligations at the Closing as provided herein shall be subject to the occurrence or performance of each of the following conditions on or before the date of Closing:

(i)           Sellers shall have performed all obligations on their part to be performed as provided herein prior to or at the date of Closing;

(ii)           All of the representations and warranties of Sellers shall be true and correct as of the date hereof and as of the date of Closing; and

(iii)           Sellers shall deliver to Purchaser, at Closing, each of the instruments and documents provided herein to be delivered by Sellers to Purchaser at Closing.

b.           The obligations of Sellers to perform their obligations at the Closing as provided herein shall be subject to the occurrence or performance of each of the following conditions on or before the date of Closing:

(i)           Purchaser shall have performed all obligations on its part to be performed as provided herein prior to or at the date of Closing;

(ii)           All of the representations and warranties of Purchaser herein shall be true and correct as of the date of this Agreement and as of the date of Closing;

(iii)           Purchaser shall deliver to Sellers, at Closing, each of the instruments and documents provided herein to be delivered by Purchasers at Closing; and

(iv)           There being no material adverse change in the condition of the Purchaser on or before the date of Closing.

6.           Closing.

a.           The Closing of the transactions provided for herein shall take place at the offices of Purchaser on August 31, 2009 at 10:00 A..M.

b.           At the Closing, Purchaser shall deliver to Sellers:

(i)           An original of this Agreement duly executed by a duly authorized officer of Purchaser;

(ii)           Certified copies of resolutions of the Board of Directors of Purchaser authorizing and approving this Agreement and the transactions provided for herein;

(iii)           Wire transfer of Five Hundred Thousand Dollars ($500,000.00) to such account(s) as directed by Sellers;

(iv)           Executed original of the Promissory Note noted and marked “Paid” by a duly authorized officer of Purchaser;

(v)           An original of an Assignment and Transfer Agreement in the form of Exhibit B attached hereto and incorporated herein by reference, duly executed by a duly authorized officer of Purchaser;

(vi)           An original of a Mutual Release in the form of Exhibit C attached hereto and incorporated herein by reference, duly executed by a duly authorized officer of Purchaser;

(vii)           An original of the Acknowledgement of Closing Credit and Forgiveness of Loan Balance Due in the form of Exhibit D attached hereto and incorporated herein by reference, duly executed by a duly authorized officer of Purchaser; and

(viii)                      Executed original of the Deed of Trust (pledging Sellers’ real estate located at 308 Barn Side Lane, Eureka, Missouri) in favor of Purchaser and executed by Sellers to secure the payment of loans made by Purchaser to Seller prior to date of Closing, which Deed of Trust will be marked “Released” by a duly authorized officer of Purchaser.

c.           At the Closing, Sellers shall deliver to Purchaser:

(i)           An original of this Agreement duly executed by Sellers;

(ii)           An original of the Acknowledgement of Closing Credit and Forgiveness of Loan Balance Due in the form of Exhibit D attached hereto and incorporated herein by reference, duly executed by Sellers;

(iii)           An original of an Assignment and Transfer Agreement in the form of Exhibit B attached hereto and incorporated herein by reference, duly executed by Sellers; and

(iv)           An original of a Mutual Release in the form of Exhibit C attached hereto and incorporated herein by reference, duly executed by Sellers; and

7.           Covenants of Sellers.  Each of Sellers covenants and agrees as follows:

a.           At the Closing, Sellers shall execute and deliver to Purchaser a Mutual Release in the form of Exhibit C attached hereto and incorporated herein by reference under which Sellers, jointly and severally, shall grant a general release of Purchaser and each of Purchaser’s Affiliates, officers, directors, employees, agents and shareholders of and from any and all claims, liabilities, actions, cause or causes of action, damages, cost, loss or expense to the date of the Closing.

b.           For a period of two (2) years following the Closing hereunder, the Sellers will not (individually, collectively, or in any combination, as principal, partner, member, investor, director, officer, agent, employee, consultant, independent distributor or otherwise) directly or indirectly engage in, or directly or indirectly be financially interested in, any business which is engaged in the research, development, production, marketing or selling of any food product or nutritional supplement, functional food, weight loss system or product, sports nutrition product or similar product at any place in the Territory. Nothing in the foregoing sentence shall be deemed, however, to prevent the Sellers from owning securities of Purchaser, or of any other publicly owned corporation engaged in any such business provided that the total amount of securities of each class owned by either of the Sellers either of record or beneficially in such other publicly owned corporation does not exceed one percent (1%) of the outstanding securities of such class.  Nothing herein shall be construed to prohibit Sellers from assisting Andrew Williams in the development and operation of the Andrew Williams Reliv Distributorship.

c.           For a period of seven (7) years following the Closing, each of the Sellers will not, directly or indirectly, whether as an employee, independent distributor, agent, officer, consultant, partner, owner, shareholder or otherwise, solicit, recommend, suggest, or induce any person who is, or at any time during the then previous 12 months had been, a distributor for Purchaser or any Affiliate, to become a distributor for, or otherwise become associated with, any person or organization (other than Purchaser) engaged in the business of marketing or selling any product or service by means of any direct sales, network marketing or multilevel marketing method or organization.

d.           Each of the Sellers agrees for himself or herself and all others acting on his or her behalf, either directly or indirectly, for a period of seven (7) years following the Closing: (i) not to publish, repeat, utter or report any statement or comment, nor to take, encourage, induce or voluntarily participate in any action, that would negatively comment on, disparage, defame or call into question the business operations, policies or conduct of the Distributorship or Purchaser or its subsidiaries, directors, officers, agents, Affiliates or employees; (ii) not to act in any way with respect to the Distributorship, Purchaser’s business operations, polices or conduct that would damage the Distributorship or Purchaser’s reputation, business relationships or present or future business, or the reputation of Purchaser’s past or present directors, executives, agents, employees or Affiliates; and (iii) not to comment about Purchaser to any person or entity, including, but not limited to, Purchaser’s customers or independent distributors concerning the Distributorship, Purchaser’s business operations, policies or conduct except as required by law or court order or as may arise in the course of any legal proceedings arising out of this Purchase Agreement.

e.           In the event of any breach or violation of the restrictions contained in this Section 7, the time period therein specified shall abate during the time of any violation thereof and that portion remaining at the time of commencement of any violation shall not begin to run until such violation has been fully and finally cured.

f.           The parties agree that the restrictions on the Sellers in this Section 7 are an incidental part of the overall transaction contemplated by this Agreement; no part of the overall consideration being paid by Purchaser to the Sellers hereunder is being allocated separately to such restrictions; and no party will take a position inconsistent with this Section 7(f) for tax or any other purpose.

g.           The parties acknowledge that the laws and public policies of the various states of the United States might differ as to the validity and enforceability of the covenants contained in this Section 7.  It is the intention of the parties that the provisions of this Agreement shall, to the fullest extent permissible under the law and public policy, be enforced by the courts of each state and jurisdiction in which enforcement is sought, and that the unenforceability (or the modification necessary to conform the covenants contained in this Agreement with such law and public policy) of any part of this Agreement shall not be deemed to render unenforceable any other part of this Agreement.  Accordingly, if any provision of this Agreement is deemed too restrictive by any court of competent jurisdiction in any proceeding involving the validity of such covenants, the court may reduce, and it is the parties’ intention that the court should reduce, the offending restriction or other provision to the maximum restriction it deems reasonable under the circumstances.

h.           For purposes of this Section 7:

(i)           “Territory” means the geographic area within which Purchaser or any Affiliate or any distributor or representative of Purchaser or any Affiliate is actively engaged in the sale of, or efforts to sell, the products of Purchaser or any Affiliate.

(ii)    “Affiliate” shall mean any corporation of which the Purchaser, or any Affiliate, shall own in excess of 20% of the capital stock.

8.           Covenants of Purchaser.  Purchaser covenants and agrees as follows:

a.           At the Closing, a duly authorized officer of Purchaser, shall execute and deliver to Purchaser a Mutual Release in the form of Exhibit C attached hereto and incorporated herein by reference under which Purchaser shall grant a general release of Sellers and their heirs and legal and personal representatives of and from any and all claims, liabilities, actions, cause or causes of action, damages, cost, loss or expense to the date of the Closing.

b.           Purchaser agrees for itself and its affiliates that it shall not, and shall not authorize any of its officers, directors, employees or agents , either directly or indirectly, for a period of seven (7) years following the Closing to: (i)  publish, repeat, utter or report any statement or comment, nor to take, encourage, induce or voluntarily participate in any action, that would negatively comment on, disparage, defame or call into question the business operations, policies or conduct of Sellers; and (ii) act in any way with respect to the Sellers that would damage the Sellers’ reputation, business relationships or present or future business, except as required by law or court order or as may arise in the course of any legal proceedings arising out of this Purchase Agreement.

9.           Indemnification.

a.           Each of Sellers shall indemnify and hold harmless Purchaser and each officer, director, shareholder, employee or agent of Purchaser (the “Indemnified Party or Parties”), and defend the Indemnified Parties against, any action, claim, liability, loss, damage, cost or expense (including, but not limited to, all costs of defense, investigation and attorneys’ fees) to which any of the Indemnified Parties may become subject, insofar as any such action, claim, liability, loss, damage, cost or expense arises out of, is caused by or is based upon (a) any breach of warranty, or good faith claim of breach of warranty, by either of Sellers hereunder, (b) any breach or violation, or good faith claimed breach or violation, of any contract, agreement, representation or commitment made by Sellers or either of them, including without limitation the Development Agreement or (c) any act of Sellers or either of them prior to the date of the Closing.

b.           Purchaser shall indemnify and hold harmless Sellers, and each of them, and defend the Sellers, and each of them, against, any action, claim, liability, loss, damage, cost or expense (including, but not limited to, all costs of defense, investigation and attorneys’ fees) to which any of the Sellers may become subject, insofar as any such action, claim, liability, loss, damage, cost or expense arises out of, is caused by or is based upon (a) any breach of warranty, or good faith claim of breach of warranty, by Purchaser, its affiliates, officers or directors, (b) any breach or violation, or good faith claimed breach or violation, of any contract, agreement, representation or commitment made by Purchaser or its affiliates; and/or (c) any act or omission of Purchaser with respect to the Distributorship after the date of Closing; provided, however, that Sellers shall not be entitled to indemnification with respect to any violation, or claimed violation, of the Development Agreement..

10.           Remedies.

a.           Injunctive Relief.  Each of the Sellers acknowledges that the covenants contained in Section 7 of this Agreement are reasonable and necessary in order to protect Purchaser’s legitimate interests and agrees that any breach by either of the Sellers of their covenants set forth in Section 7 of this Agreement would cause Purchaser irreparable injury and that money damages would not provide Purchaser an adequate remedy.  Each of the Sellers, therefore, agrees that, in the event of any such breach, in addition to any other remedies available to Purchaser, Purchaser shall be entitled to injunctive relief from any court of competent jurisdiction without the necessity of proving actual damages or posting a bond therefor.

b.           Remedy for Breach or Indemnity.  In the event that Purchaser shall, in good faith, assert a claim with respect to Sellers or either of them of breach of warranty or covenant, or an Indemnified Party shall, in good faith, assert a right to indemnification with respect to any action, claim, liability, loss, damage, cost or expense subject to indemnification as provided in Section 9 hereof, Purchaser shall be entitled to withhold from payment to Sellers, until final resolution of any such claim or matter, an amount which Purchaser shall, in good faith, deem a reasonable reserve with respect to each such claim or matter and to  apply the same (i) to any cost of claim or defense or investigation thereof, including reasonable attorneys’ fees and (ii) to the amount ultimately determined to be due to Purchaser or an Indemnified Party hereunder.

c.           Remedies Non-exclusive.  Purchaser shall have the right to enforce the restrictions set forth in Section 7 by injunction, specific performance or other equitable relief, without bond and without prejudice to any other rights and remedies that Purchaser may have for a breach, or threatened breach, of the obligations of Sellers described in Section 7.

11.           Arbitration.

a.           Agreement to Arbitrate.  The parties agree that any dispute, controversy or claim arising out of or relating to this Agreement, or to the interpretation, performance, breach or termination thereof, shall be resolved by binding arbitration under the Commercial Rules and Regulations of American Arbitration Association (“AAA”), as amended from time to time; provided, however, that this arbitration requirement shall not apply to any action by Purchaser to obtain injunctive relief to prevent any violation by the Sellers of the terms of this Agreement, which injunctive action may be brought in any court of competent jurisdiction. The filing of a claim for injunctive relief shall not allow either party to raise any other claim outside arbitration.  The arbitration will be conducted in the County of St. Louis, Missouri.  The appointing authority will be the AAA.  The number of arbitrators will be three (3), who shall constitute the “arbitral panel”.

b.           Notice of Arbitration.  The arbitration will begin on the date on which the notice of demand for arbitration is delivered to the responding party (the “Respondent”) at the address appearing for that party for notices herein.  The party giving notice of the arbitration will include the following and any other information required by the AAA: (a) a demand that the dispute be submitted to arbitration; (b) the names and domiciles of the parties; (c) a reference to this Agreement and this arbitration provision; (d) a description of the failure to perform an obligation under this Agreement and of the petitions and amounts claimed.

c.           Certain Procedures; Confidentiality.  The arbitration shall be conducted in accordance with the Commercial Rules of Arbitration of the AAA.  The parties shall be entitled to all discovery in accordance with the Federal Rules of Civil Procedure, including document production, interrogatories and depositions.  At least fifteen (15) days prior to the date of the hearing, the parties will deliver to the arbitrator: (i) the names and addresses of any witness that they intend to present; (ii) the documents that will be submitted at the hearing; and (iii) a description of any other evidence to be presented in the arbitration.  The parties agree to continue performing their respective obligations under this Agreement during the resolution of any dispute regarding the Agreement.  All the matters regarding or submitted to the arbitral panel during any arbitration proceeding herein will be treated as Confidential Information and any and all arbitrators will maintain its confidentiality.

d.           Interim Relief.  The parties expressly agree that prior to the selection of the arbitral panel, nothing in this Agreement shall prevent the parties from applying to a court that would otherwise have jurisdiction for provisional or interim measures.  After the arbitral panel is selected, it shall have sole jurisdiction to hear such applications, except that the parties agree that any measure ordered by the arbitral panel may be immediately and specifically enforced by a court otherwise having jurisdiction over the parties.

e.           Arbitral Award.  The arbitration award will be final and binding, without any additional recourse.  The arbitral panel’s award will be issued no later than ten (10) days after the beginning of the arbitration hearing.  The award will be final and binding, without additional recourse, and will be the exclusive remedy of the parties for all claims, counterclaims, issues or accountings presented or pleaded to the arbitral panel.  The arbitral tribunal will render its award strictly in accordance with this Agreement and does not have authority to change or diverge from any provision of this Agreement.  The arbitral panel may impose indemnification measures as part of the award.  The arbitral award will (i) be granted and paid in Untied States Dollars exclusive of any tax, deduction or offset and (ii) include interest from the date the award is rendered until it is fully paid, computed at the rate of ten percent (10%).

f.           Judgment on Award.  Judgment upon the arbitral award may be entered in any court of competent jurisdiction.  The parties submit themselves to the jurisdiction of the courts of the State of Missouri for purposes of enforcing any interim or final award of the arbitral panel.  Any additional costs, fees or expenses incurred in enforcing the arbitral award shall be charged against the party that resists its enforcement.

g.           Expenses of Arbitration.  In any arbitration proceeding hereunder, each party shall bear the expenses of its witnesses.  All other costs of arbitration, including, without limitation, the fees and expenses of the arbitral panel, the cost of the record or transcripts thereof, if any, administrative fees, and all other fees and costs shall be allocated to the parties to the arbitration as determined by the arbitral panel.

h.           Law Applicable.  Notwithstanding anything to the contrary contained herein, the law applicable to the validity of this Section 11 regarding arbitration, the conduct of the arbitration, including any resort to a court for provisional or interim remedies, the enforcement of any award and any other question of arbitration law or procedure, shall be the Untied States Federal Arbitration Act, 9 U.S.C. Sec.1, et seq.

12.           Waiver of Terms and Conditions, Survival.

a.           No Waiver.  The failure of a party hereto in any one or more instances to insist upon performance of any of the terms and conditions of this Agreement, or to exercise any right or privilege contained in this Agreement or the waiver of any breach of the terms or conditions of this Agreement will not be construed as thereafter waiving any such terms, conditions, rights or privileges, and the same will continue and remain in force and effect as if no waiver had occurred.

b.           Survival.  Either party’s obligations under this Agreement which by their nature or terms would continue beyond the termination, expiration or cancellation of this Agreement will survive termination, expiration or cancellation of this Agreement including, but not limited to: Section 3, Representations and Warranties of Sellers; Section 4, Representations and Warranties of Purchaser; Section 9, Indemnification; Section 10, Remedies; and Section 11, Arbitration.

13.           Miscellaneous.

a.           Authority; No Conflict.  Each party executing this Agreement represents and warrants to the other parties (i) that it has the absolute and unrestricted right, power, authority, and capacity to execute and deliver this Agreement and that, upon execution and delivery thereof by other parties, this Agreement will constitute the legal, valid and binding obligation of such party, and (ii) that the execution and delivery of this Agreement and the performance of the transactions contemplated hereby, will not, directly or indirectly (with or without notice or lapse of time), contravene, conflict with, or result in a violation of any provision of the organizational documents or board or shareholder action of such party, and (iii) that such party is not, and will not be, required to give any notice to obtain any consent from any third party in connection with the execution and delivery of this Agreement or the consummation or performance of any of the transactions contemplated hereby.

b.           Severability.  If any provision of this Agreement or the application of any such provision to any person or circumstance, is declared judicially to be invalid, unenforceable or void, such decision will not have the effect of invalidating or voiding the remainder of this Agreement, it being the intent and agreement of the parties that this Agreement will be deemed to have been amended by modifying such provision to the extent necessary to render it valid, legal and enforceable while preserving its intent or, if such modification is not possible, by substituting therefor another provision that is legal and enforceable and that achieves the same objective.

c.           Assignment.  Neither party will assign this Agreement or any rights, responsibilities, or obligations in this Agreement, without the express written approval of the other and any attempted assignment in violation of this provision shall be void.

d.           Notices. All notices, requests, demands and other communications which are required or may be given under this Purchase Agreement shall be in writing and shall be deemed to have been duly given when received if personally delivered; the day after it is sent, if sent for next day delivery to a domestic address by recognized overnight delivery service that requires signatures of recipients upon delivery and provides tracking services (e.g., Federal Express); and two (2) business days after being mailed by certified or registered mail, return receipt requested, to the following address or to such other address as the Buyer or the Seller may advise in writing from time to time

If to Julie Williams:	Julie Williams
308 Barn Side Lane
Eureka, MO 63025

If to Michael Williams:	Michael Williams
308 Barn Side Lane
Eureka, MO 63025

If to Purchaser:	Robert L. Montgomery
Chief Executive Officer
Reliv International, Inc.
136 Chesterfield Industrial Boulevard
Chesterfield, Missouri 63005

e.           Subject Headings.  The subject headings of this Agreement are included for purposes of convenience only and shall not affect the construction or interpretation of any of its provisions.

f.           Counterparts.  This Agreement may be executed in several duplicate originals, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

g.           Governing Law.  This Agreement has been entered into within the State of Missouri and this Agreement shall be governed by, and construed and interpreted in accordance with, the laws of that jurisdiction, as applicable to contracts which are executed and delivered in that jurisdiction, and which are to be performed wholly within that jurisdiction, without taking into account provisions thereof regarding choice or conflict of laws.

h.           Entire Agreement and Modification.  This Agreement and the attachments to this Agreement and made a part of this Agreement sets forth the entire Agreement of the Parties with respect to the subject matter of this Agreement and supersedes and merges all prior agreements and understandings, whether written or oral. No amendment, modification, or waiver of any provisions of this Agreement or consent to any departure therefrom will be effective unless in writing signed by duly authorized officers or representatives of both parties.

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IN WITNESS WHEREOF, the parties hereto have executed this Purchase Agreement as of the day and year first above written.

THIS CONTRACT CONTAINS A BINDING ARBITRATION PROVISION WHICH MAY BE ENFORCED BY THE PARTIES.

/s/ Julie T. Williams
Julie T. Williams

/s/ Michael G. Williams
Michael G. Williams

RELIV INTERNATIONAL, INC.

By:	/s/ Steven D. Albright

Print Name:	Steven D. Albright

Title:	SVP/CFO